Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact: Julie Davis at 615-443-9266

FEDERAL COURT RULES FOR CRACKER BARREL IN LAWSUIT

Judge Rejects Plaintiffs’ Request for Nationwide Class Action

LEBANON, TN. (October 4, 2002) – A federal judge in the Northern District of Georgia has denied certification of a class action in a claimed $100 million lawsuit against Cracker Barrel Old Country Store, Inc., which alleged discrimination against African-American customers at the company’s restaurants.

"We are pleased the court’s ruling supports what is, in fact, the truth,” said Cracker Barrel President and Chief Operating Officer Donald M. Turner. “Since the day the lawsuit was announced, we have said there is no basis for a class claim that Cracker Barrel engages in a pattern or practice of discrimination against African-American customers or any other group of people. On the contrary, our success has been based on treating all customers with dignity and respect.”

“We are a large and successful company with a wide diversity of customers,” Turner added. “For 12 years, we have been voted by a national consumer survey of consumers of all ethnic and racial backgrounds as the best family restaurant chain in America. You don’t get that kind of ranking by mistreating any customers.”

Turner noted that pay raises, increases in fringe benefits and advancement for hourly employees at Cracker Barrel are all tied to treating customers well. Furthermore, about 23 percent of Cracker Barrel’s more than 50,000 employees are minorities, he said. Some 13 percent are African-American.  According to Turner, more than 7 percent of the company’s store managers are African-American and the company’s three top executives who handle human resources, employee training and purchasing also are African-Americans.  “This simply isn’t the profile of a business that engages in a pattern or practice of discrimination”, said Turner.

In a 64-page ruling dated October 1, 2002, U.S. District Court Judge Harold Murphy of the Northern District of Georgia, Rome Division, said the plaintiffs and their attorneys had failed to prove that a common set of circumstances existed to justify a national class action suit. In upholding a preliminary recommendation from a U.S. Magistrate that supported Cracker Barrel’s position, Judge Murphy wrote, “In sum, the Court finds that the Report and Recommendation [denying class certification] is correct in law and in fact, and that all of Plaintiffs’ Objections to the Report and Recommendation are without merit.”

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Turner said he was pleased that "our efforts to defend our company's reputation against the class allegations continue to be successful.”

Last December, plaintiffs’ attorneys representing a group of 21 African-American customers held a news conference in Washington, D.C., to announce they were pursuing a $100 million class action lawsuit against Cracker Barrel for alleged incidents of racial discrimination, such as slow and poor service.

The company has consistently denied the allegations, and later said sworn statements by witnesses and a detailed review of company records showed major inaccuracies in public statements by the plaintiffs and their Birmingham, Alabama-based law firm.

Turner pointed out that earlier this year an independent, national consumer survey of 3,000 Americans - including African-Americans - rated Cracker Barrel as the best family restaurant chain in the nation. The survey is conducted annually by Restaurants & Institutions Magazine. Cracker Barrel has received the highest overall rating for family restaurants 12 years in a row.

Turner said those restaurant customers surveyed by the magazine ranked Cracker Barrel first in all seven categories of customer satisfaction with both white and black customers giving the company’s restaurants high ratings for quality food and service.

“Of course, we’re not perfect. But delivering a quality experience for every customer is at the heart of everything we do. When we fall short, we make it right,” he said.

Cracker Barrel Old Country Store, Inc. operates 458 company-owned restaurants and retail stores in 41 states. The company is a wholly-owned subsidiary of the publicly held CBRL Group, Inc. (Nasdaq: CBRL). Cracker Barrel was established in 1969 in Lebanon, Tennessee. Cracker Barrel stores are modeled after 1900-era country stores and feature a menu of traditional American family dishes, such as meatloaf and fried chicken.

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Editor's Note: For more info about us, visit our web site at http://www.crackerbarrel.com